Exhibit 99.1

Jefferies and MassMutual Announce Conversion of Preferred Shares

New York, NY, and Springfield, MA, February 15, 2023 – Jefferies Financial Group Inc. (“Jefferies”) (NYSE: JEF) and Massachusetts Mutual Life Insurance Company (“MassMutual”) announced today that MassMutual has converted 125,000 3.25% Series A Cumulative Convertible Preferred Shares of Jefferies into 4,654,362 shares of Jefferies common stock.

Rich Handler, Jefferies’ CEO, and Brian Friedman, its President, commented: “This is another very important milestone in our 33-year relationship with MassMutual that has been meaningful and successful for our shareholders, clients and employees. We are pleased that MassMutual chose to become common shareholders of Jefferies and look forward to many more years of collaboration and partnership between MassMutual and Jefferies.”

Roger Crandall, Chairman, President and CEO of MassMutual, stated: “We are pleased to build on the strong, long-term relationship we have established with Jefferies over the years. We have watched Jefferies build itself into a leading financial services firm and look forward to exploring additional ways of working together for the benefit of our policyowners and customers.”

About Jefferies

Jefferies is a leading global, full-service investment banking and capital markets firm that provides advisory, sales and trading, research and wealth and asset management services. With more than 40 offices around the world, we offer insights and expertise to investors, companies and governments.

About MassMutual

MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyowners. Founded in 1851, the company has been continually guided by one consistent purpose: we help people secure their future and protect the ones they love. With a focus on delivering long-term value, MassMutual offers a wide range of protection, accumulation, wealth management and retirement products and services. For more information, visit massmutual.com.

Media Inquiries:

Jefferies Financial Group Inc.

Jonathan Freedman

212-778-8913

mediacontact@jefferies.com

Massachusetts Mutual Life Insurance Company

Chelsea Haraty

413-426-2008

chelseaharaty@massmutual.com